Exhibit 99.1

           InSite Vision Reports Third Quarter 2007 Financial Results

     -- Improved balance sheet will contribute to implementation of company's growth strategy

     -- Net income of $3.6 million for third quarter and $3.2 million for nine months ended September 30, 2007

     -- First royalty revenue of $436,000 for AzaSite reflects start of launch process

     ALAMEDA, Calif.--(BUSINESS WIRE)--Nov. 7, 2007--InSite Vision Incorporated (AMEX:ISV) today reported financial results for the three and nine months ended September 30, 2007.

     The Company reported total revenue for the third quarter ended September 30, 2007 of $8.3 million compared to $1,000 in the third quarter ended September 30, 2006. Revenue includes the first royalty payment from Inspire of $436,000 for the sales of AzaSite(TM) (azithromycin ophthalmic solution) 1%, launched in August 2007. The bulk of the revenue for the three and nine month periods reflects the amortization of the upfront license fee and milestone payment previously received under the Company's license agreement with Inspire Pharmaceuticals.

     Net income for the third quarter ended September 30, 2007 was $3.6 million, or $0.04 per share, compared to a net loss of $3.3 million, or $(0.04) per share for the third quarter of 2006.

     The differences in revenue and net income between the third quarter of 2007 and third quarter of 2006 were attributed mainly to the amortization of the license fee and milestone payment related to the licensing of AzaSite to Inspire.

     Research and development (R&D) expenses for the third quarter 2007 increased to $2.7 million, compared to $1.7 million in the same quarter in 2006 largely due to the support of a physician sponsored study in the third quarter of 2007 related to AzaSite Plus. General and administrative (G&A) expenses were $1.5 million in the third quarter 2007, compared to $1.4 million in the same quarter in 2006.

     InSite Vision had cash and cash equivalents of $15.7 million at September 30, 2007 compared to $18.9 million at June 30, 2007.

     For the nine months ended September 30, 2007, the Company reported total revenue of $15.8 million compared to $2,000 for the nine months ended September 30, 2006. Revenue includes the amortization of the deferred revenue from license fee and milestone payments previously received under the Company's license agreement with Inspire and the AzaSite royalty for the third quarter of 2007.

     Net income for the nine months ended September 30, 2007 was $3.2 million, or $0.03 a share, compared to a net loss of $13.8 million or $(0.16) per share for the nine months ended September 30, 2006.

     The differences in revenue and net income between the nine months ended September 30, 2007 and the nine months ended September 30, 2006 were attributed mainly to the amortization of deferred revenue related to the licensing of AzaSite to Inspire.

     R&D expenses decreased to $6.6 million for the first nine months of 2007, compared to $7.7 million in the first nine months of 2006. G&A expenses increased to $5.2 million in the first nine months of 2007 compared to $4.8 million in the first nine months of 2006 largely due to an increase in legal fees associated with the negotiation of the Inspire license agreement, SEC filings as well as bonus payments for employees upon approval of AzaSite.

     "Our year-to-date performance has been one of solid accomplishments that have resulted in an improved balance sheet and an attractive portfolio of product candidates in addition to AzaSite," said S. Kumar Chandrasekaran, CEO and President. "Our improved balance sheet - coupled with careful spending - will help us implement our growth strategy of leveraging our azithromycin-DuraSite product platform to develop ophthalmic and other topical anti-infective products," concluded Chandrasekaran.

     Highlights for First Nine Months 2007

     Significant accomplishments for the first nine months of 2007 included:

     AzaSite

     --   Launch of AzaSite by Inspire Pharmaceuticals - August 13, 2007

     -- FDA approval of AzaSite and milestone payment of $19 million from Inspire - April 30, 2007

     -- Licensing agreement with Inspire Pharmaceuticals for commercialization of AzaSite in U.S. and Canada and $13 million up front fee - February 15, 2007

     -- Licensing agreement with Pfizer Inc. under Pfizer's Patent family "Method of Treating Eye Infections with Azithromycin" to enhance intellectual property position of InSite's AzaSite ophthalmological franchise - February 15, 2007.

     AzaSite Plus

     -- Positive top-line safety results from Phase 1 AzaSite Plus clinical study - February 13, 2007

     Corporate

     -- Retired senior secured notes, with an aggregate principal balance of $6.3 million, to become debt-free - February 15, 2007

     -- Appointment of a new CFO, Lou Drapeau, to strengthen management team - October 2, 2007

     Conference Call Today

     S. Kumar Chandrasekaran, CEO and President, will host a conference call today beginning at 4:30 P.M. Eastern Time to discuss these results.

     Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will have to enter the account number 286 and conference ID 260019.

     The live conference call will also be webcast and available on the Investor Relations page of the Company's website at www.insitevision.com and at www.InvestorCalendar.com. A recording of the call will be available on the website for 90 days following completion of the conference call. In addition, the Company's third quarter earnings release will be posted to the Company's web site and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

     About InSite Vision

     InSite Vision develops novel ophthalmic and topical anti-infective products. The company's lead product, AzaSite (azithromycin ophthalmic solution) 1% for the topical treatment of bacterial conjunctivitis (pink eye), was launched in August 2007 in the United States by Inspire Pharmaceuticals, its commercial partner in the United States and Canada. Based on its proprietary azithromycin-DuraSite(R) topical anti-infective product platform, InSite is expanding its portfolio of ophthalmic products by developing AzaSite Plus(TM) and AzaSite Xtra(TM), whose product features have the potential to provide significant advantages not available with current treatment options. In addition, InSite is evaluating the use of its azithromycin-DuraSite platform to develop topical anti-infective products outside of the market category of ophthalmology, including the development of AzaSite Otic for ear infections.

     Forward Looking Statements

     This news release contains certain statements of a forward-looking nature relating to future events, such as the expected commercial benefits of AzaSite, business prospects and the proposed indications and clinical status of the Company's other product candidates. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain additional funding to continue its operations; its reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; Inspire's ability to build a marketing and sales organization to successfully commercialize AzaSite; market acceptance of AzaSite; that the terms of the Inspire License may not be profitable for InSite Vision; Inspire's ability to accurately forecast sales of AzaSite; the results of clinical trials for InSite Vision's product candidates, including AzaSite Plus, AzaSite Otic and AzaSite Xtra; the ability of InSite Vision to enter into a corporate collaboration for AzaSite outside the U.S. and Canada and with respect to its other product candidates; InSite Vision's ability to expand its technology platform to include additional indications; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to AzaSite Plus and ISV-205. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Reference is also made to the discussion of these and other "Risk Factors" set forth in Inspire's filings with the SEC. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.


                      InSite Vision Incorporated

           Condensed Consolidated Statements of Operations
   For the Three and Nine Months Ended September 30, 2007 and 2006
         (in thousands, except per share amounts; unaudited)

                               Three months ended   Nine months ended
                                  September 30,       September 30,
                                 2007      2006      2007       2006
----------------------------------------------------------------------
Revenues:
   Licensing fee and milestone
    amortization              $   7,440  $     -  $ 14,641   $      -
   Royalties                        436        -       436          -
   Other product and service
    revenue                         395        1       740          2
                               ---------  -------  --------   --------
     Total                        8,271        1    15,817          2
                               ---------  -------  --------   --------
Cost of revenues                    450       20       713         26
                               ---------  -------  --------   --------
Operating expenses:
   Research and development       2,707    1,700     6,628      7,651
   Selling, general and
    administrative                1,537    1,372     5,211      4,797
                               ---------  -------  --------   --------
     Total                        4,244    3,072    11,839     12,448
                               ---------  -------  --------   --------
Income (loss) from operations     3,577   (3,091)    3,265    (12,472)
Interest (expense) and other
 income, net                         (2)    (246)     (106)    (1,315)
                               ---------  -------  --------   --------
Net income (loss)             $   3,575  $(3,337) $  3,159   $(13,787)
                               =========  =======  ========   ========
Net income (loss) per share:
   Basic                      $    0.04  $ (0.04) $   0.03   $  (0.16)
                               =========  =======  ========   ========
   Diluted                    $    0.04  $ (0.04) $   0.03   $  (0.16)
                               =========  =======  ========   ========
Shares used to calculate net
 loss per share:
   Basic                         94,551   90,301    94,002     86,964
                               =========  =======  ========   ========
   Diluted                      102,018   90,301   102,871     86,964
                               =========  =======  ========   ========


                Condensed Consolidated Balance Sheets
             At September 30, 2007 and December 31, 2006
                      (in thousands; unaudited)

                                           September 30,  December 31,
                                               2007           2006
----------------------------------------------------------------------
Assets:
Cash and cash equivalents                 $      15,681  $        986
Inventory                                           219             -
Prepaid expenses and other current assets           568           892
Property and equipment, net                       1,253           561
                                           -------------  ------------
   Total assets                           $      17,721  $      2,439
                                           =============  ============

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses     $       2,251  $      2,114
Short-term notes payable                              -         6,566
Deferred revenue                                 17,359             -
Capital lease obligation                             52            61
Stockholders' deficit                            (1,941)       (6,302)
                                           -------------  ------------
   Total liabilities and stockholders'
    deficit                               $      17,721  $      2,439
                                           =============  ============


     CONTACT: InSite Vision Incorporated
              Joyce Strand, 510-747-1220